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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)*



                           Wausau Mosinee Paper Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   943315-101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 943315-101                   13G                    Page 2 of 7 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Corporation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    10,437,785
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    64,012
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    10,437,785
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    64,012
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,501,797


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    19.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 943315-101                   13G                    Page 3 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilmington Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware banking corporation

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    10,437,785
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    64,012
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    10,437,785
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    64,012

    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,501,797

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
                    N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    19.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 943315-101                  13G                      Page 4 of 7 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Wausau Mosinee Paper Corporation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            c/o Yawkey Lumber Co.
            500 Third Street, Suite 602
            P.O. Box 65
            Wausau, WI  54402-0065

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Wilmington Trust Corporation
            Wilmington Trust Company

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1100 North Market Street
            Wilmington, DE  19890
________________________________________________________________________________
Item 2(c).  Citizenship:

            Wilmington Trust Corporation is a Delaware corporation; Wilmington Trust Company is a Delaware banking corporation.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

            943315-101

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               Wilmington Trust Company is a Bank and is a direct, wholly-owned subsidiary of Wilmington Trust Corporation.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               Wilmington Trust Corporation is a Parent Holding Company.

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Wilmington Trust Corporation and Wilmington Trust Company are a Group.

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 943315-101                   13G                    Page 5 of 7 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Wilmington Trust Corporation:      10,501,797
          Wilmington Trust Company:          10,501,797

     (b)  Percent of class:

          Wilmington Trust Corporation:      19.3%
          Wilmington Trust Company:          19.3%

     (c)  Number of shares as to which Wilmington Trust Corporation has:

          (i)   Sole power to vote or to direct the vote

                         10,437,785

          (ii)  Shared power to vote or to direct the vote

                         64,012

          (iii) Sole power to dispose or to direct the disposition of

                         10,437,785

          (iv)  Shared power to dispose or to direct the disposition of

                         64,012

          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote

                         10,437,785

          (ii)  Shared power to vote or to direct the vote

                         64,012

          (iii) Sole power to dispose or to direct the disposition of

                         10,437,785

          (iv)  Shared power to dispose or to direct the disposition of

                         64,012

CUSIP No. 943315-101                   13G                    Page 6 of 7 Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securites, check the following:
         [_]

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company:           BK

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation:       HC
         Wilmington Trust Company:           BK

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable.

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 943315-101                   13G                    Page 7 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 8, 1999


                                        WILMINGTON TRUST CORPORATION


                                        By: /s/ Thomas P. Collins
                                        -------------------------
                                            Thomas P. Collins
                                            Vice President and Secretary


                                        WILMINGTON TRUST COMPANY


                                        By: /s/ Allan C. Lynch
                                        -------------------------
                                            Allan C. Lynch
                                            Vice President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).